                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com

ATI Announces Third Quarter 2023 Results
Increasing Aerospace & Defense content drives year-over-year earnings growth

◦Q3 2023 sales of $1.03 billion
◦Q3 2023 net income attributable to ATI of $75.7 million, or $0.52 per share
◦Aerospace and defense represent 61% of Q3 2023 sales, up from 58% of Q2 2023 sales and up from 51% of Q3 2022 sales
◦Non-GAAP information*
▪Q3 2023 adjusted net income attributable to ATI of $79.7 million, and adjusted EPS of $0.55 per share
▪Q3 2023 ATI adjusted EBITDA was $148.1 million, or 14.4% of sales

DALLAS, TX--(PR Newswire)--November 2, 2023--ATI Inc. (NYSE: ATI) reported third quarter 2023 results, with sales of $1.03 billion and net income attributable to ATI of $75.7 million, or $0.52 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q3 2023	Q2 2023	Change	Q3 2022	Change

Sales	$1,025.6	$1,046.0	(2)%	$1,032.0	(1)%
Net income attributable to ATI	$75.7	$76.0	—%	$61.1	24%
Earnings per share	$0.52	$0.52	—%	$0.42	24%
Non-GAAP information*
Adjusted net income attributable to ATI*	$79.7	$86.2	(8)%	$77.4	3%
Adjusted earnings per share*	$0.55	$0.59	(7)%	$0.53	4%
ATI adjusted EBITDA*	$148.1	$149.8	(1)%	$141.1	5%

Adjusted earnings per share* for Q3 2023 was $0.55, and ATI adjusted EBITDA* was $148.1 million, or 14.4% of sales. Q3 2023 adjusted results exclude $4.2 million in pre-tax charges related to start-up costs and an unplanned outage, partially offset by restructuring credits. Q2 2023 adjusted results exclude $10.6 million in pre-tax charges related to start-up costs, severance-related restructuring charges, asset-write-offs and losses related to closed and sold operations. Q3 2022 adjusted results exclude $19.9 million for a litigation reserve, partially offset by restructuring credits of $2.6 million.
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

"ATI’s growth as an aerospace and defense leader continues,” said Robert S. Wetherbee, Board Chair and CEO. “As demand accelerates, the percentage of our revenue attributed to aerospace and defense reached 61%, up 10 percentage points over last year, and rapidly progressing toward our goal of 65%,” he said.

“Results in our HPMC segment were driven by growth in aerospace and defense," said Wetherbee. "Third quarter segment sales and EBITDA margins were up significantly versus the prior year. Sequential growth was modest due to normal business seasonality. Commercial airframe product sales in the segment more than doubled compared to the prior year, as the aerospace ramp continues.”

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q3 2023	Q2 2023	Q3 2022
Sales	$539.5	$527.1	$457.6

Segment EBITDA	$115.7	$108.1	$85.8
% of Sales	21.5%	20.5%	18.8%
•HPMC’s third quarter 2023 sales increased $12 million, or 2%, compared to the second quarter 2023, primarily driven by growth in the commercial airframe market. Overall aerospace and defense sales were 85% of total HPMC sales in the third quarter 2023. Third quarter 2023 sales improved 18% compared to the third quarter 2022, with total aerospace and defense related sales increasing 22% compared to the prior year period.
•HPMC segment EBITDA was $115.7 million, or 21.5% of sales. Increased volumes on higher-margin next-generation commercial aerospace platforms continue to drive strong incremental margins.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q3 2023	Q2 2023	Q3 2022
Sales	$486.1	$518.9	$574.4

Segment EBITDA	$50.4	$63.2	$75.8
% of Sales	10.4%	12.2%	13.2%
•AA&S third quarter 2023 sales decreased by $33 million and $88 million compared to the second quarter 2023 and third quarter 2022, respectively. Lower sales are primarily due to recessionary softness in general industrial end markets, as well as planned outages. Partially offsetting, sales of commercial aerospace products increased by 7% compared to the prior year period.
•AA&S segment EBITDA was $50.4 million, or 10.4% of sales. Increases in titanium mill products deliveries were offset by reduced deliveries of nickel-based alloys and precision rolled strip products in the third quarter 2023. Third quarter 2023 results reflect the previously communicated seasonal outages. Year-over-year EBITDA was negatively impacted by increased pension expense in 2023.

Corporate Items and Cash
•Restructuring and other charges:
◦Third quarter 2023: $4.2 million includes pre-tax charges of $2.8 million for start-up costs and $1.9 million of costs associated with an unplanned outage at our Lockport, NY melt facility, partially offset by $0.5 million of restructuring credits.
◦Second quarter 2023: $9.2 million includes pre-tax charges of $4.5 million for start-up costs, $2.7 million of severance-related restructuring charges, and $2.8 million primarily for asset write-offs related to the closure of our Robinson, PA operation, of which $0.8 million was accelerated depreciation on fixed assets.
◦Third quarter 2022: $17.3 million includes a pre-tax charge of $19.9 million in connection with the settlement of litigation related to the 2016 indefinite idling of the Rowley, UT titanium sponge production facility, partially offset by restructuring credits of $2.6 million related to the reversals of previously recognized reserves, due to lower than expected severance-related costs.
•Corporate expenses in the third quarter 2023 were $12.9 million, compared to $18.1 million in the second quarter 2023, and $14.2 million in the prior year quarter. Third quarter 2023 corporate expenses, compared to the second quarter 2023, decreased in part due to lower incentive compensation.
•Closed operations and other expense was $5.1 million in the third quarter 2023, compared to $3.4 million in the second quarter 2023, and $6.3 million in the prior year quarter. Higher costs in the third quarter 2023, compared to the second quarter 2023, were associated with reduced foreign currency gains.
•Third quarter 2023 results include a $4.9 million income tax provision, compared to $3.7 million in the second quarter 2023, and $3.0 million in the prior year quarter. Tax expense in all periods is mainly attributable to the Company’s foreign operations. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes until 2025 due to net operating loss carryforwards.
•For the third quarter of 2023, cash used in operating activities was $114.2 million, and cash used in operating activities was $331.3 million on a year-to-date basis. The cash used in operating activities includes voluntary pension contributions of $222 million in the third quarter and $272 million on a year-to-date basis. Reduced accounts receivable and inventory levels were partially offset by lower accounts payable in the third quarter. Third quarter 2023 managed working capital as a percent of sales was 39.9%. Capital expenditures for the first nine months of 2023 were $147.3 million.
•Cash on hand at September 30, 2023 was $433 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $550 million. As of September 30, 2023, we had no outstanding borrowings on the ABL credit facility. ATI has no significant debt maturities until 2025.
•In August 2023, the company issued $425 million of 7.25% senior unsecured notes due in 2030, and used a portion of the proceeds, $222 million, to fund the qualified defined benefit pension plan as part of our long-term pension derisking strategy.
•In the third quarter 2023, the company repurchased $45 million of common stock at an average price of $43.93, retiring approximately 1.0 million shares. As of September 30, 2023, total share repurchase authorization available was $30 million.

•In October 2023, the company purchased group annuity contracts to transfer approximately 85% of the defined benefit pension obligations and related assets to an insurance company for approximately 8,200 plan participants. This transaction had no impact on the amount, timing or form of the retirement benefit payments to the affected retirees and beneficiaries.

Outlook

“We continue to drive increased margins to generate cash and deploy it effectively. As new long-term agreements accelerate, we are working proactively with our customers to meet their production needs,” said Wetherbee. “We expect sequential and year-over-year ATI earnings growth in the fourth quarter, led by our HPMC segment.”

HPMC EBITDA margins in the fourth quarter are expected to continue to improve year-over-year, in line with our prior guidance. Backlogs remain strong across aerospace and defense. We continue to optimize operations and resolve bottlenecks that come with growing demand. Continued process optimization will favorably impact future growth and performance.

In the AA&S segment, the Company assumes stable performance in the fourth quarter 2023, due to sustained growth in the aerospace and defense related markets. These benefits will help offset certain recessionary forces impacting this segment.

The Company expects to generate significant cash from operations in the fourth quarter primarily due to improvements in managed working capital as we make progress on our ongoing strategic growth projects.
***********

ATI will conduct a conference call with investors and analysts on Thursday, November 2, 2023, at 10:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2022, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2023	2023	2022	2023	2022

Sales	$1,025.6	$1,046.0	$1,032.0	$3,109.7	$2,825.6

Cost of sales	831.0	836.9	848.2	2,512.8	2,297.1
Gross profit	194.6	209.1	183.8	596.9	528.5

Selling and administrative expenses	69.8	85.4	73.2	235.8	220.7
Restructuring charges (credits)	(0.5)	2.7	(2.6)	2.2	(5.0)
Loss on asset sales and sales of businesses, net	0.1	0.7	—	0.8	134.2
Operating income	125.2	120.3	113.2	358.1	178.6
Nonoperating retirement benefit expense	(16.9)	(16.9)	(6.5)	(50.6)	(18.9)
Interest expense, net	(23.8)	(21.3)	(20.8)	(65.0)	(67.8)
Other income (expense), net	—	0.7	(18.5)	1.3	(15.3)
Income before income taxes	84.5	82.8	67.4	243.8	76.6
Income tax provision	4.9	3.7	3.0	12.9	11.3
Net income	$79.6	$79.1	$64.4	$230.9	$65.3
Less: Net income attributable to noncontrolling interests	3.9	3.1	3.3	9.1	11.3
Net income attributable to ATI	$75.7	$76.0	$61.1	$221.8	$54.0

Basic net income attributable to ATI per common share	$0.59	$0.59	$0.47	$1.73	$0.43

Diluted net income attributable to ATI per common share	$0.52	$0.52	$0.42	$1.53	$0.42

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2023	2023	2022	2023	2022
Sales:
High Performance Materials & Components	$539.5	$527.1	$457.6	$1,537.7	$1,195.3
Advanced Alloys & Solutions	486.1	518.9	574.4	1,572.0	1,630.3
Total external sales	$1,025.6	$1,046.0	$1,032.0	$3,109.7	$2,825.6

EBITDA:
High Performance Materials & Components	$115.7	$108.1	$85.8	$303.9	$214.2
% of Sales	21.5%	20.5%	18.8%	19.8%	17.9%
Advanced Alloys & Solutions	50.4	63.2	75.8	186.3	255.7
% of Sales	10.4%	12.2%	13.2%	11.9%	15.7%
Total segment EBITDA	166.1	171.3	161.6	490.2	469.9
% of Sales	16.2%	16.4%	15.7%	15.8%	16.6%
Corporate expenses	(12.9)	(18.1)	(14.2)	(48.3)	(47.9)
Closed operations and other expense	(5.1)	(3.4)	(6.3)	(11.3)	(12.8)
ATI Adjusted EBITDA	$148.1	$149.8	$141.1	$430.6	$409.2

Depreciation & amortization (a)	(35.6)	(35.9)	(35.6)	(106.6)	(107.1)
Interest expense, net	(23.8)	(21.3)	(20.8)	(65.0)	(67.8)
Restructuring and other charges	(4.2)	(9.2)	(17.3)	(14.6)	(23.5)
Loss on asset sales and sales of businesses, net	—	(0.6)	—	(0.6)	(134.2)
Income before income taxes	$84.5	$82.8	$67.4	$243.8	$76.6

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2023	2023	2022	2023	2022
High Performance Materials & Components	$16.5	$17.9	$16.7	$51.8	$51.5
Advanced Alloys & Solutions	17.3	16.2	17.1	49.6	50.0
Other	1.8	1.8	1.8	5.2	5.6
Total depreciation & amortization	$35.6	$35.9	$35.6	$106.6	$107.1

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	September 30	December 31
	2023	2022
ASSETS

Current Assets:
Cash and cash equivalents	$432.9	$584.0
Accounts receivable, net of allowances for doubtful accounts	683.0	579.2
Short-term contract assets	56.6	64.1
Inventories, net	1,353.9	1,195.7
Prepaid expenses and other current assets	73.3	53.4
Total Current Assets	2,599.7	2,476.4

Property, plant and equipment, net	1,626.3	1,549.1
Goodwill	227.2	227.2
Other assets	277.9	192.9

Total Assets	$4,731.1	$4,445.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$435.0	$553.3
Short-term contract liabilities	110.2	149.1
Short-term debt and current portion of long-term debt	37.5	41.7
Other current liabilities	246.6	219.8
Total Current Liabilities	829.3	963.9

Long-term debt	2,147.7	1,706.3
Accrued postretirement benefits	173.2	184.9
Pension liabilities	39.7	225.6
Other long-term liabilities	185.3	207.7
Total Liabilities	3,375.2	3,288.4

Total ATI stockholders' equity	1,238.9	1,045.9
Noncontrolling interests	117.0	111.3
Total Equity	1,355.9	1,157.2

Total Liabilities and Equity	$4,731.1	$4,445.6

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Nine Months Ended
	September 30	September 30
	2023	2022

Operating Activities:
Net income	$230.9	$65.3

Depreciation and amortization	106.6	107.1
Share-based compensation	21.5	20.1
Deferred taxes	2.2	2.2
Net gain from disposal of property, plant and equipment	(0.1)	(1.0)
Loss on sales of businesses	0.6	141.0
Changes in operating assets and liabilities:
Inventories	(158.2)	(212.0)
Accounts receivable	(104.0)	(224.4)
Accounts payable	(108.2)	52.2
Retirement benefits	(241.0)	2.4
Accrued liabilities and other	(81.6)	(52.3)
Cash used in operating activities	(331.3)	(99.4)
Investing Activities:
Purchases of property, plant and equipment	(147.3)	(100.5)
Proceeds from disposal of property, plant and equipment	3.3	1.5
Transaction costs for sales of businesses, net of proceeds	(0.3)	(2.8)
Other	1.1	0.8
Cash used in investing activities	(143.2)	(101.0)
Financing Activities:
Borrowings on long-term debt	425.0	—
Payments on long-term debt and finance leases	(22.0)	(16.6)
Net payments under credit facilities	(7.3)	(16.0)
Debt issuance costs	(6.1)	—
Purchase of treasury stock	(55.1)	(104.9)
Sale to noncontrolling interests	—	0.9
Dividends paid to noncontrolling interests	—	(16.0)
Taxes on share-based compensation and other	(11.1)	(5.6)
Cash provided by (used in) financing activities	323.4	(158.2)
Decrease in cash and cash equivalents	(151.1)	(358.6)
Cash and cash equivalents at beginning of period	584.0	687.7
Cash and cash equivalents at end of period	$432.9	$329.1

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended						Nine Months Ended
	September 30		June 30		September 30		September 30		September 30
	2023		2023		2022		2023		2022
Market
Aerospace & Defense:
Jet Engines- Commercial	$329.4	32%	$340.9	32%	$312.6	30%	$981.2	32%	$757.9	27%
Airframes- Commercial	203.6	20%	164.2	16%	131.4	13%	537.7	17%	331.2	12%
Defense	92.8	9%	101.7	10%	86.1	8%	289.4	9%	244.2	9%
Total Aerospace & Defense	$625.8	61%	$606.8	58%	$530.1	51%	$1,808.3	58%	$1,333.3	48%
Energy:
Oil & Gas	87.0	8%	111.3	11%	127.1	12%	325.8	10%	355.4	13%
Specialty Energy	61.9	6%	68.2	6%	65.6	7%	212.8	7%	197.3	7%
Total Energy	148.9	14%	179.5	17%	192.7	19%	538.6	17%	552.7	20%
Automotive	48.1	5%	52.8	5%	69.6	7%	160.3	5%	236.1	8%
Medical	47.5	5%	41.9	4%	47.4	4%	124.4	4%	123.1	4%
Electronics	44.8	4%	36.0	3%	48.5	5%	115.2	4%	149.5	5%
Construction/Mining	40.0	4%	48.4	5%	47.8	5%	128.8	4%	139.7	5%
Food Equipment & Appliances	16.2	2%	20.9	2%	45.2	4%	58.6	2%	141.9	5%
Other	54.3	5%	59.7	6%	50.7	5%	175.5	6%	149.3	5%
Total	$1,025.6	100%	$1,046.0	100%	$1,032.0	100%	$3,109.7	100%	$2,825.6	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2023	2023	2022	2023	2022
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	47%	52%	54%	50%	52%
Titanium and titanium-based alloys	19%	14%	11%	16%	11%
Precision forgings, castings and components	18%	17%	15%	17%	15%
Precision rolled strip products	9%	9%	12%	9%	14%
Zirconium and related alloys	7%	8%	8%	8%	8%
Total	100%	100%	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2023	2023	2022	2023	2022
Numerator for Basic net income per common share -
Net income attributable to ATI	$75.7	$76.0	$61.1	$221.8	$54.0
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	2.7	2.6	2.8	7.9	—
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$78.4	$78.6	$63.9	$229.7	$54.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	128.1	128.5	129.8	128.4	126.9
Effect of dilutive securities:
Share-based compensation	3.3	2.8	2.2	2.9	2.0
3.5% Convertible Senior Notes due 2025	18.8	18.8	18.8	18.8	—
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	150.2	150.1	150.8	150.1	128.9

Basic net income attributable to ATI per common share	$0.59	$0.59	$0.47	$1.73	$0.43

Diluted net income attributable to ATI per common share	$0.52	$0.52	$0.42	$1.53	$0.42

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, we believe that EBITDA and Adjusted EBITDA are useful to investors because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in this press release:

	Three Months Ended
	September 30 2023	June 30 2023	September 30 2022

Net income attributable to ATI	$75.7	$76.0	$61.1
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	4.2	10.0	17.3
Loss on asset sales and sales of businesses, net (b)	—	0.6	—
Total pre-tax adjustments	4.2	10.6	17.3

Income tax on pre-tax adjustments for special items	(0.2)	(0.4)	(1.0)

Net income attributable to ATI excluding special items	$79.7	$86.2	$77.4

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$75.7	$79.7	$76.0	$86.2	$61.1	$77.4
Effect of dilutive securities	2.7	2.7	2.6	2.6	2.8	2.8
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$78.4	$82.4	$78.6	$88.8	$63.9	$80.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	128.1	128.1	128.5	128.5	129.8	129.8
Effect of dilutive securities	22.1	22.1	21.6	21.6	21.0	21.0
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	150.2	150.2	150.1	150.1	150.8	150.8

Diluted net income attributable to ATI per common share	$0.52	$0.55	$0.52	$0.59	$0.42	$0.53

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	September 30 2023	June 30 2023	September 30 2022
Net income attributable to ATI	$75.7	$76.0	$61.1
Net income attributable to noncontrolling interests	3.9	3.1	3.3
Net income	79.6	79.1	64.4
(+) Depreciation and Amortization	35.6	35.9	35.6
(+) Interest Expense	23.8	21.3	20.8
(+) Income Tax Provision	4.9	3.7	3.0
(+) Restructuring and other charges (a)	4.2	9.2	17.3
(+) Loss on asset sales and sales of businesses, net (b)	—	0.6	—
ATI Adjusted EBITDA	$148.1	$149.8	$141.1
Corporate expenses	12.9	18.1	14.2
Closed operations and other expense	5.1	3.4	6.3
Total segment EBITDA	$166.1	$171.3	$161.6

(a) Third quarter 2023 includes pre-tax charges totaling $4.2 million, which include $2.8 million for start-up costs and $1.9 million of costs associated with an unplanned outage at our Lockport, NY melt facility, partially offset by $0.5 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Second quarter 2023 includes pre-tax charges totaling $10.0 million, which include $4.5 million for start-up costs, $2.7 million of severance-related restructuring charges, and $2.8 million primarily for asset write-offs related to the closure of our Robinson, PA operation, of which $0.8 million was accelerated depreciation on fixed assets and is included in depreciation and amortization in the above table. Third quarter 2022 includes a $19.9 million pre-tax litigation reserve, partially offset by a $2.6 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.
(b) Second quarter 2023 includes a $0.6 million loss on the sale of our Northbrook, IL operation.

Managed Working Capital
As part of managing the performance of our business, we focus on controlling Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business.

	September 30	June 30	December 31
	2023	2023	2022

Accounts receivable	$683.0	$710.1	$579.2
Short-term contract assets	56.6	51.8	64.1
Inventory	1,353.9	1,380.4	1,195.7
Accounts payable	(435.0)	(467.7)	(553.3)
Short-term contract liabilities	(110.2)	(137.8)	(149.1)
Subtotal	1,548.3	1,536.8	1,136.6

Allowance for doubtful accounts	3.7	7.1	7.7
Inventory reserves	85.1	88.6	70.9
Managed working capital	$1,637.1	$1,632.5	$1,215.2

Annualized prior 3 months sales	$4,102.6	$4,183.7	$4,041.9

Managed working capital as a
% of annualized sales (a)	39.9%	39.0%	30.1%

Change in managed working capital:
Year-to-date 2023	$421.9
Q3 2023	$4.6

(a) As of June 30, 2023 the Company had $50 million of outstanding borrowings under its asset based lending credit facility. These borrowings were made to fund a strategic inventory purchase, which resulted in a 120 basis point unfavorable impact to the Managed Working Capital as a % of Annualized Sales calculation as of June 30, 2023.